Exhibit 99.1

EDITORIAL CONTACTS:	PRGP05033

Michele Drake (U.S.)

+1 650 752 5296

michele_drake@agilent.com

Jorgen Tesselaar (Europe and Asia)

+31 20 547 2825

jorgen_tesselaar@agilent.com

INVESTOR CONTACT:

Hilliard Terry

+1 650 752 5329

hilliard_terry@agilent.com

Agilent Technologies Completes Divestiture of Semiconductor Products Business for $2.66 Billion

PALO ALTO, Calif., Dec. 1, 2005 — Agilent Technologies Inc. (NYSE: A) today announced that it has completed the divestiture of its Semiconductor Products business to Kohlberg Kravis Roberts & Co. (KKR) and Silver Lake Partners for $2.66 billion, subject to various closing-related adjustments.

The divestiture is one in a series of actions Agilent announced on Aug. 15, 2005, designed to enhance the company’s focus as a pure-play measurement company and to create tangible value for its shareholders. The divestiture includes 6,500 employees and operations in Asia, the United States and Europe.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 21,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.1 billion in fiscal year 2005. Information about Agilent is available on the Web at www.agilent.com.

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